Exhibit 99.1

Bristol-Myers Squibb Names Andreotti President and Chief Operating Officer

Also Named to Company’s Board of Directors

(NEW YORK, March 3, 2009) – Bristol Myers Squibb Company (NYSE: BMY) today announced that Lamberto Andreotti, 58, has been elected president and chief operating officer, and a member of the company’s Board of Directors, effective today.

Mr. Andreotti will continue to have leadership responsibility for global pharmaceuticals, technical operations and global marketing, while adding oversight of information management worldwide. He will continue to report to James M. Cornelius, chairman and chief executive officer.

“Lamberto’s leadership has been an integral part of our recent global commercial success, and of our transformation to a global BioPharma leader,” said Mr. Cornelius.

Mr. Andreotti has been with Bristol-Myers Squibb for 11 years. From 2002-2005, Mr. Andreotti served as a corporate senior vice president, and international president of the Worldwide Medicines Group. From 2005-2007, he served as executive vice president of Worldwide Pharmaceuticals. In May 2007, Mr. Andreotti was named executive vice president and chief operating officer.

Mr. Andreotti, Dr. Elliott Sigal, executive vice president, chief scientific officer and president, Research & Development, and Jean-Marc Huet, executive vice president and chief financial officer, continue to report to Mr. Cornelius and form the company’s Executive Committee.

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Contacts

Media: Tracy Furey, 609-252-3208, tracy.furey@bms.com
Investors: John Elicker, 609-252-4611, john.elicker@bms.com

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